EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No.s 333-113710, 333-135547, and 333-135549) and S-8 (No. 333-115851, 333-135525, and 333-130916) of Sun Healthcare Group, Inc. of our report dated March 5, 2007 relating to the financial statements of Harborside Healthcare Corporation.

Pricewaterhouse Coopers LLP

Boston, Massachusetts
March 9, 2007